EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 2d day of November, 1999 (the "Signing Date"), by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Thomas F. Taylor ("Executive");

                                   WITNESSETH:

         WHEREAS, Executive currently serves as Senior Vice President, Specialty Department of the principal subsidiaries of the Company (i.e., the CNA insurance companies, hereinafter the "CNA Companies"), and, commencing as of June 14, 1999, the Company desires to promote Executive to the position of Executive Vice President, Property/Liability of the CNA Companies, and Executive desires to be employed in that position, all under the terms and subject to the conditions set forth below:

         NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

         1. EMPLOYMENT TERM. The Company and Executive agree that the Company shall continue to employ Executive to perform the duties of Senior Vice President, Specialty Department of the CNA Companies until June 13, 1999. Effective as of June 14, 1999 (the "Effective Date"), Executive shall cease to be Senior Vice President, Specialty Department of the CNA Companies, and shall be appointed as Executive Vice President, Property/Liability of the CNA Companies on the terms and subject to the conditions set forth herein for a term continuing through and until December 31, 2002 or such earlier date as of which Executive's employment is terminated in accordance with Section 6 hereof.

         2.       DUTIES OF EXECUTIVE.

         (a) Executive shall assume the duties and responsibilities of Executive Vice President, Property/Liability of the CNA Companies as of the Effective Date. As Executive Vice President, Property/Liability, Executive shall set policy and direction related to underwriting, claims, and actuarial functions across all CNA property/liability operations. Executive shall report to the Chairman and Chief Executive Officer of the CNA Companies (the "Chairman"). Executive may be elected to and shall serve as a member of the Board of Directors of one or more of the CNA Companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation; provided that nothing in this Agreement shall require that the shareholders of any company elect Executive to its board of directors.

         (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Executive Vice President, Property/Liability of the CNA Companies, as well as such other specific duties and responsibilities as the Chairman shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Chairman, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or the CNA Companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the Chairman, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

         (c) The services to be provided by the Executive in accordance with this Agreement shall be performed at the principal executive offices of the Company or at such other location or locations as the Chairman may require from time to time. It is understood and agreed by the parties hereto that, regardless of where the Executive is required to perform services in accordance with this Agreement, the Executive shall maintain his residence in New York; provided that the Executive may, in his sole discretion, relocate his residence to the Chicago, Illinois area.

         3.       COMPENSATION.

         (a) Salary. The Company shall pay to Executive, commencing June 14, 1999 and continuing for the period he is employed by the Company hereunder, an annual base salary of SIX HUNDRED FIFTY THOUSAND AND NO ONE HUNDREDTHS DOLLARS ($650,000.00), payable not less frequently than monthly (the "Base Compensation"). Such salary rate shall be increased by 5% as of each March 1 occurring during the term of the Agreement, beginning with March 1, 2000. In no event shall Executive's salary rate be reduced to an amount that is less than the amount specified in this paragraph (a), or to an amount that is less than the amount that he was previously receiving without Executive's written consent.

         (b) Incentive Compensation Award. Executive shall be entitled to an Incentive Compensation Award, in accordance with the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the "Incentive Compensation Plan"). The amount of the Incentive Compensation Award shall be based on the performance of the Company and its subsidiaries during the performance period of the 3d and 4th quarters of calendar year 1999, and during the performance periods of calendar years 2000, 2001, and 2002, respectively, and the award for each performance period shall be payable in a cash lump sum as soon as practicable after the end of the period, but in no event prior to the date on which the Committee, as that term is defined in the Incentive Compensation Plan (the " Committee"), certifies the amount, if any, which has been earned for the period. The amount of the Incentive Compensation Award for Executive shall be determined according to the performance criteria and amounts established by the Committee in its August 4, 1999 meeting subject to the annual review and certification by the Committee of the awards. The actual amount of the Incentive Compensation Award payable to Executive with respect to the 3d and 4th quarters of calendar year 1999 and calendar years 2000, 2001 and 2002 shall be determined by the Committee based on Executive's and the Company's overall performance, but in all events the amount of the Incentive Compensation Award shall not be less than 75% nor more than 100% of the calculation of the awards based on the preliminary criteria and amounts established by the Committee in its August 4, 1999 meeting.

For purposes of this paragraph (b), the term "Net Income" shall have the meaning ascribed to it in the Incentive Compensation Plan; provided that, for the avoidance of doubt, it is recited here that the term "Net Income" of the Company and its subsidiaries for any performance period shall mean the after tax Net Income of the Company and all of its subsidiaries for the performance period as reflected on the companies' audited consolidated financial statements for such performance period as filed with the Securities and Exchange Commission less an amount equal to the "Net Realized Investment Gains" included in Net Income as reported in the audited consolidated financial statements, but increased by an amount equal to the "Net Realized Investment Losses" included in Net Income as reported in the audited financial statements. The foregoing notwithstanding, (I) the Net Income shall be determined without taking into account any entry intended to reflect the cumulative effect in prior periods of any change in accounting principles used in preparing current period financial statements, and
(II) the amount of Net Income for 1999 shall be determined without including any adjustments provided by SOP 97-3 (i.e., as though SOP 97-3 were inapplicable to any aspect of such determination).

         (c) Long-Term Incentive Award. During the term of this Agreement, Executive shall be entitled to awards under the CNA Financial Corporation 2000 Long-Term Incentive Plan ("LTIP") according to the performance criteria and amounts established by the Committee in its August 4, 1999 meeting and subject to the annual review and certification by the Committee of the awards; provided, however, that any award made in accordance with the terms of the LTIP shall be contingent on approval of the LTIP by the Company's shareholders at the Company's 2000 annual shareholders meeting.

         4. OTHER BENEFITS. Executive shall be entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, vacation pay, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, both qualified and supplemental retirement or savings plans, and long-term incentive compensation plans, and to receive all fringe benefits made available to Grade 96 employees of the Company. Executive's entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof. However, in determining the amount of Executive's retirement benefit under the CNA Employees' Retirement Benefit Equalization Plan or any other supplemental retirement plan or program in which Executive may participate, Executive's compensation or pensionable earnings shall be deemed to include the incentive compensation awards payable under Section (3)(b) to Executive (with such amounts to be includible at the time they would otherwise be paid in the absence of any elective deferral by Executive).

         5. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

         6. TERMINATION OF EMPLOYMENT. Executive's employment with the Company hereunder shall continue until the earlier of December 31, 2002 or the date on which his employment is terminated pursuant to this Section 6. Either party may terminate Executive's employment with the Company by written notice to the other party effective as of the date specified in such notice and Executive's employment shall automatically terminate in the event of Executive's death. Upon termination of Executive's employment under this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6.

         6.1 DEATH AND DISABILITY. In the event of the death of Executive or, at the Company's election, in the event of his Permanent Disability (as defined below) during the term of this Agreement and while Executive is in the employ of the Company, Executive's employment shall terminate; provided, however, that:

         (a)  The   Executive  (or  his  personal   representatives,   heirs  or
         beneficiaries as the case may be) shall be entitled to:

                  (v) Any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination.

                  (w) Any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to Executive's death or Permanent Disability.

                  (x) A pro-rata portion of the amount of the Incentive Compensation Award earned for the performance period in which the termination occurs determined by multiplying the Incentive Compensation Amount earned through the end of the performance period in which termination occurs (as determined by actual performance through the end of that period) by the number of days in the performance period prior to the date of termination and dividing such product by the number of days in the performance period.

                  (y) If Executive's termination of employment occurs before the last day of the Performance Period with respect to a Long-Term Incentive Award, Executive (or Executive's estate) shall be entitled to a payment with respect to the Long-Term Incentive Award in accordance with the terms of the award, with the amount determined as though Executive remained employed by the Company through the end of the Performance Period, and the performance through Executive's date of termination of employment was extrapolated to the end of the period, but subject to a pro rata reduction for the portion of the Performance Period after Executive's termination of employment. Distribution under this paragraph (y) shall be made as soon as practicable after Executive's date of termination.

                  (z) Any unexercised option to purchase stock of the Company held by Executive upon termination of employment may be exercised on or after the date of termination only as to that portion of the covered shares for which it was exercisable immediately prior to the date of termination, and may be exercised through the one-year anniversary of such date of termination, but in no event later than the date on which such option would expire if Executive had remained employed by the Company.

         (b) Except as otherwise provided in this Section 6, the rights of Executive or his personal representatives, heirs or beneficiaries under any benefit plan, program or arrangement in which he was participating at the time of his termination, including any benefits which shall have accrued and vested under the terms of any plan, program or arrangement described in Section 4, and his right under any long-term incentive compensation plan, shall be determined by the applicable terms of such plans, programs or arrangements.

For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of Executive which, as determined by the Board, in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

         6.2 TERMINATION FOR CAUSE BY THE COMPANY. In the event that Executive shall engage in any conduct which the Board, in good faith, shall determine to be fraudulent, a substantial breach of any material provision of this Agreement, willful malfeasance or gross negligence, or inconsistent with the dignity and character of a senior executive of the Company, and only if such conduct is determined by the Board, acting in good faith, to have a material adverse effect on the business of the Company (defined herein as "Cause"), the Company shall have the right to terminate Executive's employment with the Company by written notice to Executive effective as of the date of such notice. Following such termination, the Company shall pay any unpaid Base Compensation accrued through the date of termination, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, and unused vacation time accrued prior to the date of such termination. However, upon such termination, Executive's right to payments or otherwise with respect to any other annual Incentive Award, any Long-Term
Incentive Award that is unpaid as of the date of termination, and any option that is unexercised on the date of termination, shall be forfeited, and the Company have no further obligations under this Agreement.

         6.3 TERMINATION FOR CONVENIENCE BY THE COMPANY. In the event Executive's employment is terminated by the Company for any reason not described in subsections 6.1 or 6.2 above, the obligations of the parties hereto shall be deemed discharged, provided, however, that:

         (a) The Company shall pay to Executive or his personal representatives, heirs, or beneficiaries, as the case may be, (i) any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, and (iii) termination payments at the annual rate equal to:

                  (w) Executive's annual rate of Base Compensation as in effect immediately prior to his date of termination; plus

                  (x) Executive's target annual incentive compensation as previously determined by the Committee; plus

                  (y) Executive's target long term cash incentive compensation as previously determined by the Committee; plus

          (z) An amount equal to the Discounted Value of 33,000 shares of Company common stock as of the date of termination, with the "Discounted Value" of a share of Company common stock being equal to (a) 48% of (i) the average of the highest and lowest trading prices of common stock on the date of termination as reported as the New York Stock Exchange-Composite Transactions for such day as reported by the Wall Street Journal, Mid-West Edition, or (ii) if Company common stock is not traded on the date of termination, such average on the next preceding day on which such stock is traded, or (iii) if Company common stock is not then listed on the New York Stock Exchange, such average as reported on the principal national securities exchange or national automated stock quotation system on which Company common stock is traded or quoted, or (b) if higher, the par value of a share of Company common stock; with such termination payment to be made in substantially equal installments, not less frequently than monthly, for a period of twenty-four (24) months following such termination.

(b) If Executive's termination of employment occurs before the last day of the Performance Period with respect to a Long-Term Incentive Award, Executive (or Executive's estate) shall be entitled to a payment with respect to the Long-Term Incentive Award in accordance with the terms of the terms of the award, with the amount determined as though Executive remained employed by the Company through the end of the Performance Period, and based on actual performance for the period, but subject to a pro rata reduction for the portion of the Performance Period after Executive's date of termination. Distribution under this paragraph
(b) for the Performance Period shall be made at the normally scheduled time for such distribution (determined without regard to the occurrence of Executive's date of termination).

(c) Any unexercised option held by Executive upon termination of employment shall expire on the date of termination with respect to all covered shares; provided, however, that the Committee, in its discretion, may provide for extension of the exercise date, except that such extended date may not be later than the earlier of the one-year anniversary of Executive's date of termination or the date on which such option would expire if Executive had remained employed by the Company; and further provided that the Committee may, in its discretion, permit continued vesting of the options during such extension period.

(d) Except as otherwise provided in this Section 6, the rights of Executive or his personal representatives, heirs, or beneficiaries under any benefit plan, program or arrangement in which he participated at the time of such termination, including any benefits which shall have accrued and vested under the terms of any plan described in Section 4, and his rights under any long-term incentive compensation plan, shall be determined by the applicable terms of such plans, programs or arrangements (provided that he shall not be entitled to any amounts under the annual Incentive Compensation Plan for the performance period in which the termination occurs).

(e) In the event any payments made to Executive under this subsection 6.3 shall be found to constitute an "excess parachute payment" within the meaning of section 280(G) of the Internal Revenue Code or other payment subject to a federal excise tax, the Company shall pay to Executive, in addition to any payment obligation under the foregoing provisions of this paragraph 6.3, an amount equal to the amount of such excise tax, plus a tax gross-up payment in the amount of the aggregate additional federal, state, and local income, excise or other taxes payable by Executive with respect to the receipt of such excise tax payment.

6.4      TERMINATION FOR GOOD REASON BY EXECUTIVE.

(a) In the event that Executive's employment is terminated by Executive for "good reason," the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3.

(b) For purposes of this Agreement, the term "good reason" means without the Executive's written consent (i) a change in Executive's reporting relationship such that Executive no longer reports directly to the Chairman, (ii) a reduction in the rate of Executive's Base Compensation, or a material reduction in the target award opportunities under the Incentive Compensation Plan or the Long-Term Incentive Plan in violation of paragraph 3(b) or 3(c), or (iii) the Executive being required to relocate his residence from New York in violation of paragraph 2(c).

6.5 VOLUNTARY RESIGNATION BY EXECUTIVE. In the event that Executive's employment is terminated by Executive other than pursuant to subsection 6.4 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), the Company shall pay any unpaid Base Compensation accrued through the date of termination, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, and unused vacation time accrued prior to the date of such termination. However, upon such termination, Executive's right to payments or otherwise with respect to any other annual Incentive Award, any Long-Term Incentive Award that is unpaid as of the date of termination, and any option that is unexercised on the date of termination, shall not be deemed to be earned, and the Company have no further obligations under this Agreement.

6.6 FAILURE TO EXTEND AGREEMENT. In the event that this Agreement has not been extended or renewed by mutual agreement at the end of its term on December 31, 2002 and the employment of Executive continues, then the following shall apply:

(a) Such employment shall constitute an employment at will from month to month. During Executive's employment following December 31, 2002, (i) he shall receive salary at the annual rate of 325% of his annual Base Compensation as of December 31, 2002; (ii) the terms of this Agreement that governed Executive's benefits and perquisites prior to January 1, 2003 will continue to apply, and will be in addition to Executive's salary specified in clause (i) above; (iii) Executive shall be entitled to payment with respect to the Incentive Compensation Award for calendar year 2002 to the extent provided by this Agreement, but Executive will not be entitled to an Incentive Compensation Award or any other incentive compensation award for performance periods beginning after December 31, 2002.

(b) If the Company terminates Executive's employment following December 31, 2002, or if the Company and Executive shall not have mutually agreed to the terms of, and entered into, a new employment prior to March 31, 2003, then Executive's employment shall terminate on April 1, 2003, and the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3. Notwithstanding the foregoing provisions of this paragraph (b), if Executive's employment with the Company terminates following Executive's rejection of an offer by the Company to extend the period of the Agreement on substantially the same terms prior to termination, and at a salary rate that is not less than Executive's salary rate prior to the termination, and with the amount payable under the Incentive Compensation Plan and Long-Term Incentive Plan (or successor plans) at a target level of achievement not less than the amounts payable under those plans (or successor plans) at a target level of achievement prior to the termination (referred to as a "Comparable Employment Offer"), then his employment shall be treated as having been terminated in accordance with paragraph 6.5 (relating to voluntary resignation), and Executive shall not be entitled to payments, benefits or other amounts after termination of employment under this paragraph (b), and shall not be entitled to payments, benefits or other amounts after termination of employment under paragraph 6.3. However, it is understood by the parties that if, following extensions of the term of this Agreement, Executive's employment terminates by reason of a failure to further extend the term, and as of the last day of the term (determined without regard to the automatic month-to-month extensions described in paragraph (a) next above), Executive has attained age 55, then the restriction of the preceding sentence shall not apply, and Executive's right to benefits shall be determined without regard to whether he rejected the Company's offer to renew.

6.7      PENSION ENHANCEMENT.

         (a) If Executive's employment with the Company terminates under circumstances described in subsection 6.1 (relating to termination by reason of death or Disability), subsection 6.3 (relating to termination for convenience by the Company), subsection 6.4 (relating to termination for Good Reason by Executive), or subsection 6.6 (relating to failure to extend Agreement), then, in addition to any other benefits to which Executive is entitled, he shall be entitled to an Enhanced Pension payable from the CNA Financial Corporation Supplemental Executive Retirement Plan (or, in the discretion of the Company, under another non-qualified plan or arrangement maintained by the Company), or Executive's spouse as of the date of his termination (his "Wife") shall be entitled to a Survivor Enhanced Pension, to the extent provided in this subsection 6.7.

         (b) Notwithstanding the provisions of paragraph (a) above, Executive shall not be entitled to an Enhanced Pension if his employment with the Company terminates under circumstances described in subsection 6.6 (relating to failure to extend Agreement), and such termination of employment follows Executive's rejection of a Comparable Employment Offer by the Company to extend the period of the Agreement. It is understood by the parties that if, following extensions of the term of this Agreement, Executive's employment terminates by reason of a failure to further extend the Agreement term as described in subsection 6.6, and as of the last day of the term (determined without regard to the automatic month-to-month extensions described in paragraph 6.6(a)), Executive has attained age 55, then the restriction of this paragraph (b) shall not apply, and Executive's right to benefits shall be determined without regard to whether he rejected the Company's offer to renew.

         (c) The "Enhanced Pension" shall be comprised of equal monthly installment payments from the Company commencing on the first day of the calendar month following the two-year anniversary of Executive's date of termination of employment with the Company (the "Payment Commencement Date"), and continuing on a monthly basis through the calendar month in which Executive's death occurs. Executive may elect to receive payment of the Enhanced Pension in the form of a joint and surviving spouse benefit, subject to the following:

                  (i) any such alternative form of benefit shall be actuarially equivalent to the benefit to which he would otherwise be entitled in accordance with this subsection 6.7 in the absence of this sentence;

                  (ii) any election of an alternate form of payment shall be filed by Executive with the Company in writing in a form reasonably acceptable to the Company not later than 30 days after Executive's date of termination; and

                  (iii) actuarial equivalency shall be determined using the assumptions and methodology applicable to the CNA Employees' Retirement Benefit Equalization Plan as of Executive's date of termination.

         (d) The amount of each such monthly payment of the Enhanced Pension shall be such that the present value of the payments, determined as of the Payment Commencement Date, would be $2,000,000, with such amount determined based on the premium that would be required to purchase such a commercial annuity as of the Payment Commencement Date. However, if Executive's employment terminates on or after December 31, 2002, and on or before April 1, 2003, under circumstances that would otherwise result in his being entitled to an Enhanced Pension, then the monthly amount determined in accordance with the preceding sentence shall be not less than $14,432.86. Notwithstanding the foregoing provisions of this paragraph (d), in no event will the annual rate of payments of the Enhanced Pension to Executive, when added to the amount of Executive's benefits from the CNA Employees' Retirement Plan (the "Qualified Retirement
Plan") and the CNA Employees' Retirement Benefit Equalization Plan (the "Retirement Equalization Plan") exceed 2/3's of Executive's annual rate of Base Compensation as in effect on his date of termination. For purposes of this paragraph (d), the benefits under the Qualified Retirement Plan and the Retirement Equalization Plan shall be determined as though such benefits are distributed as a single life annuity for the life of Executive commencing on the Payment Commencement Date, with the deemed amount of such payments actuarially equivalent to the form in fact being provided under the Qualified Retirement Plan and the Retirement Equalization Plan (using the actuarial assumptions then applicable to each of the respective plans). No amounts shall be payable under this subsection 6.7 if Executive is not living on the two year anniversary of his date of termination of employment, and his Wife is not living on such two-year anniversary.

         (e) If the provisions of paragraph (a) are applicable, and Executive is not living on the two year anniversary of his date of termination of employment (and his death occurs on or after his date of termination), and his Wife is living on such two-year anniversary, his Wife shall be entitled to an "Enhanced Survivor Pension" which shall be comprised of equal monthly installment payments from the Company commencing on the first day of the calendar month following the two-year anniversary of Executive's date of termination of employment with the Company (the "Survivor Payment Commencement Date"), and continuing on a monthly basis through the calendar month in which his Wife's death occurs. The amount of each such monthly payment of the Enhanced Survivor Pension shall be such that the present value of the payments, determined as of the Payment Commencement Date, would be $1,000,000, with such amount determined based on the premium that would be required to purchase such a commercial annuity as of the Payment Commencement Date. However, if Executive's employment terminates on or after December 31, 2002, and on or before April 1, 2003, under circumstances that would otherwise result in his Wife being entitled to an Enhanced Survivor Pension, then the monthly amount determined in accordance with the preceding sentence shall be not less than $7,659.82. Notwithstanding the foregoing provisions of this paragraph (e), in no event will the annual rate of payments of the Enhanced Survivor Pension, when added to the surviving spouse benefits from the Qualified Retirement Plan and the Retirement Equalization Plan, exceed 1/3 of Executive's annual rate of Base Compensation as in effect on his date of termination. For purposes of this paragraph (e), the benefits under the Qualified Retirement Plan and the Retirement Equalization Plan shall be determined as though such benefits are distributed as a joint and 50% surviving spouse annuity benefit for the life of Executive and his Wife spouse commencing on the Survivor Payment Commencement Date, with the deemed amount of such payments actuarially equivalent to the form in fact being provided under the Qualified Retirement Plan and the Retirement Equalization Plan (using the actuarial assumptions then applicable to each of the respective plans).

         (f) Illustrations of a manner of computation of the amount of the payments that the parties have agreed is acceptable is set forth as Supplement 1 to this Agreement.

         7. CONFIDENTIALITY. Executive agrees that, while he is employed by the Company, and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and any other business or entity in which at any relevant time the Company holds greater than a 10% equity (voting or non-voting) interest (an "Affiliate") that shall have been obtained by Executive during his employment by or affiliation with the Company and that shall not be public knowledge other than by acts of Executive or his representative ("Confidential Material"). Executive shall not, without the prior written consent of the Chairman, communicate or divulge any Confidential Material to anyone other than the Company and those designated by it.

         8. COMPETITION. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of employment with the Company for any reason, he will not, directly or indirectly, without the prior written approval of the Chairman, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time engages in the business of insurance (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the voting securities of any publicly traded corporation regardless of the business of such corporation. Upon the written request of Executive, the Chairman will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 8; provided that the Chairman may require Executive to provide such information as the Chairman determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Chairman may determine.

         9. SOLICITATION. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate.

         10. NON-INTERFERENCE. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity.

         11. ASSISTANCE WITH CLAIMS. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. For periods following the 36-month anniversary of the date of Executive's termination of employment with the Company, the Company agrees to provide reasonable compensation to Executive for such assistance.

         12. RETURN OF MATERIALS. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company or the Affiliates, created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company and the Affiliates.

         13. EFFECT OF BREACH. Executive acknowledges that his violation of the covenants set forth in Sections 7, 8, 9, 10, and 12 could cause the Company or the Affiliates irreparable harm and he agrees that the Company and the Affiliates shall be entitled to injunctive relief restraining Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the Company or the Affiliates to secure such relief said bond need only be in a nominal amount. The right of the Company or the Affiliates to seek injunctive relief shall be in addition to any other remedies available to the Company and the Affiliates with respect to an alleged or threatened breach.

         14. LIMITATION ON REMEDIES. The Company shall not be entitled to suspend payments otherwise due to Executive by reason of Executive's violation of Sections 7, 8, 9, 10, and 12 (whether before or after a judgment is obtained by the Company against Executive). The Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to the Company by Executive. Nothing in this Section 14 shall limit the remedies of the Company and the Affiliates in the case of Executive's violation of this Agreement, except as otherwise specifically provided in this Section 14.

         15. EFFECT OF COVENANTS. Nothing in Sections 7 through 14 shall be construed to adversely affect the rights that the Company and the Affiliates would possess in the absence of the provisions of such Sections.

         16. REVISION. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

         17. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

         18. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company's business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

         19. CONTROLLING LAW; JURISDICTION. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

         20. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 20, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 20 shall not be construed to limit the Company's right to obtain relief under Section 13 with respect to any matter or controversy subject to Section 13 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

         21. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto. Upon execution of this Agreement by both the Company and Executive, Executive shall relinquish all rights to any amounts that would otherwise be payable for the performance year 1999 (otherwise payable in 2003) under the Specialty Operations Long-Term Incentive Plan. Nothing in this paragraph 21 shall be construed to reduce any amount which Executive would otherwise receive under the Specialty Operations Long-Term Incentive Plan for performance years ending before January 1, 1999; provided that the effectiveness of this Agreement shall be conditioned on Executive and the Company executing the Deferral Agreement set forth as Supplement 2 to this Agreement, which is attached to and forms a part of this Agreement, and the provisions of the Deferral Agreement shall be applicable to the rights of Executive under Specialty Operations Long-Term Incentive Plan for performance years 1995 and 1996 (payable in 2000 and 2001, respectively), and 1997 and 1998 (payable in 2001 and 2002, respectively).

         22. ADDITIONAL DOCUMENTS. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

         23. INCORPORATION. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

         24. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of this Agreement.

         25. SURVIVAL. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with the Company.

         26. HEADINGS. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

         27. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

         (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

         (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

         (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

         If to the Company:

         CNA Financial Corporation
         CNA Plaza
         Chicago, IL 60685
         Attn:  Corporate Secretary
         Facsimile No.:  (312)817-0511

         If to Executive:

         Thomas F. Taylor
         78 Pine Cove Road
         Fair Haven, NJ  07704

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section 27.

         28. GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Signing Date.

CNA FINANCIAL CORPORATION

By:  /S/JONATHAN D. KANTOR

Title: Senior Vice President, General Counsel and Secretary


THOMAS F. TAYLOR

/S/THOMAS F. TAYLOR

                                  SUPPLEMENT 1
                        ILLUSTRATIONS OF ENHANCED PENSION

         For illustrative  purposes only; actual calculations to be made at time
         of  payment   commencement   date  based  on  compensation,   actuarial
         equivalence and other factors existing at that time.

                                         --------------------- PAYMENT COMMENCEMENT DATE--------------
                                          12/31/04            12/31/07      12/31/10     12/31/13
TARGET BENEFIT
Target Benefit [Max (66-2/3% of Base,   $  501,637.50    $  580,708.11 $  672,242.23 $778,204.41 Plan
Benefit)]

SOURCES AT PAYMENT COMMENCEMENT DATE
Qualified Plan                          $   35,754.84 (a)$   36,495.86 $   62,168.51 $   97,416.72

SERP                                       120,473.79 (b)   247,007.27    410,872.29    647,883.38

Enhanced Pension                           173,194.26       179,601.96    187,619.54     32,904.31
Total                                   $  329,422.89    $  463,105.09 $  660,660.34    778,204.41

Present Value at Payment Commencement Date
Qualified Plan                          $  133,480.19 (a)$  406,408.25 $  662,708.26 $  985,426.67

SERP (Includes Pre-62 Supplement)        1,682,264.81 (c) 2,766,533.75  4,394,788.74  6,553,716.33

Enhanced Pension                         2,000,000.00     2,000,000.00  2,000,000.00    332,846.23

Total                                   $3,815,745.00    $5,172,942.00 $7,057,497.00  $7,871,989.23


                                         ---------------------------- PAYMENT COMMENCEMENT DATE-------

                                           12/31/04         12/31/07             12/31/10     12/31/13

SPOUSE BENEFITS

TARGET BENEFIT
Target Benefit [Max (33-1/3% of Base,    $  250,818.75      $  290,354.06      $336,121.11     $  389,102.20
Plan Benefit)]

SOURCES AT PAYMENT COMMENCEMENT DATE
Qualified Plan                           $   16,447.23   (a)$   17,591.00      $  29,592.21    $   45,785.86

SERP                                         59,792.34   (d)   119,057.50        195,575.21       304,505.19

Enhanced Pension                             91,917.78          96,473.78         102,208.30       38,811.15
Total                                    $  168,157.35      $  233,122.28      $  327,375.72   $  389,102.20


PRESENT VALUE AT PAYMENT COMMENCEMENT DATE
Qualified Plan                           $   56,430.25   (a)$  182,339.69      $  289,528.44   $  418,572.72

SERP (Includes Pre-62 Supplement)           778,473.75   (c) 1,241,275.31       1,919,373.56    2,783,775.28

Enhanced Pension                          1,000,000.00       1,000,000.00       1,000,000.00      354,810.17

Total                                    $1,834,904.00      $2,423,615.00      $3,208,902.00   $3,557,158.17

(a) Not available until age 65. Present value reflects  deferred  payment at age
    65.
(b) $156,228.63  prior to age 62.
(c) Includes  subsidy on the  qualified
    benefit not payable at the current age.
(d)  $76,239.57 prior to age 65.

                                  Supplement 2

                               DEFERRAL AGREEMENT

         THIS AGREEMENT (the "Agreement"), made and entered into as of the 2nd day of November, 1999 (the "Signing Date"), by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Thomas F.
Taylor (the "Executive");

                                WITNESSETH THAT:

         WHEREAS, the Company has required the deferral of compensation payable to the Executive by the Company and the Related Companies (as defined below) under the Specialty Operations Long-Term Incentive Plan that would otherwise be non-deductible by reason of section 162(m) of the Code (as defined below), and thereby avoid the loss of such deduction, and the Executive has accepted such deferral, and the parties have agreed to enter into this Agreement providing for the deferral and for compensation to be provided to the Executive in return for his acquiescence to such deferral;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

         1. Effective Date. This Agreement shall be effective with respect to amounts payable under the Specialty Operations Long-Term Incentive Plan that are attributable to performance years 1995 and 1996 (payable in 2000 and 2001, respectively), and 1997 and 1998 (payable in 2001 and 2002, respectively) which relate to Executive (the "Covered Compensation").

         2. Deferred Amount. If any Covered Compensation otherwise payable to the Executive by the Company or any Related Company would be non-deductible by reason of Code section 162(m), such amount shall not be paid to the Executive when otherwise due, but an amount equal to the foregone payment shall instead be credited to the Executive's Deferral Account in accordance with this paragraph 2 and paragraph 3. In determining the amounts subject to deferral under this paragraph 2, the following shall apply:

(a) To the extent necessary in determining whether amounts payable to the Executive would be non-deductible for any year, the Committee (as defined below) shall make the determinations required under this paragraph 2 based on an estimate of the total compensation to be paid to the Executive for the year (including both cash and non-cash compensation and benefits that would be taken into account in determining whether the limitations of Code section 162(m) are exceeded).

(b) In determining whether amounts payable to the Executive would be non-deductible for any year, the Committee shall assume that, to the extent that such total annual compensation exceeds $1 million, the excess is attributable to Covered Compensation (not to exceed the maximum amount of Covered Compensation otherwise payable during that year).

(c) In estimating the Executive's total compensation for any year, the Committee may request that the Executive forecast whether, for the year, he will be receiving any compensation the timing of which is in the Executive's discretion.

         3. Deferral Account. The Deferral Account balance shall be credited with the amount determined in accordance with paragraph 2, as of the date on which such amount would otherwise have been paid to the Executive were it not for deferral under this Agreement. For any period during which amounts are credited to the Deferral Account, they shall be credited with interest at the interest rates applicable to accounts maintained under the CNA Employees' Supplemental Savings Plan (the "Supplemental Plan") for the respective period.

         4. Time of Payment of Deferred Amount. Amounts credited to the Executive's Deferral Account shall be paid upon the earliest of the following:

(a) As soon as practicable after the Committee determines that such amounts will be deductible when paid (provided that the Committee reasonably determines that payment of such amounts will not cause other amounts (whether cash or non-cash) to become non-deductible by reason of Code section 162(m)).

(b) As soon as practicable after the Committee determines that such amounts will not be deductible by the Company when paid, and that further deferral will not result in such amounts becoming deductible.

(c)      As soon as practicable  after the beginning (but not later than January
         30) of the first calendar year following the calendar year in which the Executive ceases to be employed by the Company and all Related Companies

Payment shall be made under this paragraph 4 not later than the date determined under paragraph (c), regardless of whether such payments are deductible by the Company.

         5. Form of Payment of Deferred Amount. To the extent that an amount is payable to or on behalf of the Executive with respect to the Deferral Account in accordance with paragraph 4, it shall be paid by the Company in a cash lump sum.

         6. Other Costs and Benefits. This Agreement is intended to defer, but not to eliminate, payment of compensation to the Executive. Accordingly, if any compensation or benefits that would otherwise be provided to the Executive in the absence of this Agreement are reduced or eliminated by reason of deferral under this Agreement, the Company shall equitably compensate the Executive for such reduction or elimination, and the Company shall reimburse the Executive for any increased or additional penalty taxes which he may incur by reason of deferral under this Agreement which would not have been incurred in the absence of such deferral, except that no reimbursement will be made for taxes resulting from an increase or decrease in individual income tax rates, or resulting from an increase in the amount of compensation payable to the Executive by reason of the accrual of earnings or any other provision of this Agreement.

         7. Transferability. Awards granted under this Agreement are not transferable except as designated by the Executive by will or by the laws of descent and distribution. If any benefits deliverable to the Executive under this Agreement have not been delivered at the time of the Executive's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the applicable terms of this Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Executive to receive benefits under the Company's group term life insurance plan. If the deceased Executive fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Executive, any benefits distributable to the Executive shall be exercised by or distributed to the legal representative of the estate of the Executive. If the deceased Executive designates a beneficiary and the Designated Beneficiary survives the Executive but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

         8. Related Companies. The term "Related Company" means any company during any period in which compensation paid to the Executive by such company would be required to be aggregated with compensation paid to the Executive by the Company, in accordance with the affiliated group rules applicable to Code section 162(m). The Company shall enter into such arrangements with the Related Companies as it shall deem appropriate to implement the terms of this Agreement, and shall inform the Executive of any material failure to provide for such implementation.

         9. Committee. This Agreement shall be administered by the committee responsible for administering the Supplemental Plan (the "Committee"), in accordance with rules applicable to that plan.

         10. Statements. The Committee shall provide the Executive with statements of the Executive's Deferral Account at substantially the same time as those statements are provided under the Supplemental Plan. Upon request of the Executive, the Committee shall provide the computations of amounts under paragraph 2 and paragraph 4.

         11. Notices. Any notices required to be given by the Company to the Executive shall be provided in writing, and either personally delivered to the Executive, or mailed by registered mail, postage prepaid, to the Executive at the last mailing address provided by the Executive to the Company.

         12. Limitation of Implied Rights. Neither the Executive nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under this Agreement. The Executive shall have only a contractual right to the amounts payable under this Agreement, unsecured by any assets of the Company, and nothing contained in this Agreement shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive.

         13. Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, as amended. References to sections of the Code also refer to any successor provisions thereof. References in this Agreement to an amount being "deductible" refer to its being deductible by the Company or a Related Company for Federal income tax purposes; provided, however, that if deductibility would not be precluded by reason of Code section 162(m), then it shall be deemed to be "deductible" for purposes of this Agreement, regardless of whether it is non-deductible for any other reason. If, after the Effective Date, there is a change in the provisions or interpretation of Code section 162(m) which would have a material effect on the benefits to the Executive or the Company, the parties shall negotiate in good faith to preserve the benefit of this Agreement for both parties; provided, however, that nothing in this Agreement shall be construed to require the Executive to consent to any change in the Agreement without reasonable compensation therefore.

         14. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         15. Applicable Law. This Agreement shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Signing Date.


CNA FINANCIAL CORPORATION

By: /S/JONATHAN D. KANTOR

Title: Senior Vice President, General Counsel and Secretary


THOMAS F. TAYLOR


/S/THOMAS F. TAYLOR